UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2004

CRAY INC.

(Exact name of registrant as specified in its charter)

Washington	0-26820	93-0962605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

411 First Avenue South, Suite 600
Seattle, WA 98104-2860
(Address of principal executive offices)

Registrant’s telephone number, including area code: Registrant’s facsimile number, including area code:	(206) 701-2000 (206) 701-2500

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT AND

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT AND

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On December 21, 2004, we issued and sold an additional $15 million aggregate principal amount of our 3.0% Convertible Senior Subordinated Notes due 2024 in a private placement to Bear, Stearns & Co. Inc., the initial purchaser, which may resell the notes to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes were issued pursuant to the exercise in full by the initial purchaser of an option to purchase the additional notes. As previously reported, on December 6, 2004, we issued and sold $65 million of those notes to the initial purchaser for resale to qualified institutional buyers pursuant to Rule 144A.

We estimate that we will receive net proceeds of approximately $76.7 million from the offering of $80 million in aggregate principal amount of the notes, after deducting the initial purchaser’s discount of $3 million and estimated offering expenses. We expect to use the net proceeds to support our operations and growth and for other general corporate purposes.

The offering of the notes was made pursuant to the terms of a Purchase Agreement, dated December 1, 2004, by and between Bear, Stearns & Co. Inc. and us. The notes are issued under an Indenture by and between The Bank of New York Trust Company, N.A. and us and benefit from a Registration Rights Agreement by and between Bear, Stearns & Co. Inc., as the initial purchaser, and us.

The material terms and conditions of the Indenture, the notes, the Registration Rights Agreement and the Purchase Agreement were described in our Form 8-K current report filed on December 7, 2004, and the agreements relating to the offering and a description of our capital stock were filed as exhibits to that report.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

December 21, 2004

Cray Inc.

By:	/s/	Kenneth W. Johnson

Kenneth W. Johnson Senior Vice President and General Counsel